Exhibit I-A

Notice to ADS Holders from Deutsche Bank Trust Company Americas

The attached is being provided solely at the request of ICICI Bank Limited FOR INFORMATIONAL PURPOSES ONLY and is not to be construed, and does not purport to be, an offer to sell or solicitation of an offer to buy any securities.

Deutsche Bank Trust Company Americas, the Depositary, has not reviewed the attached, takes no responsibility therefor and does not make any recommendation with respect to issuer or the transactions described in the enclosed documentation.

ADS Holders have no voting rights with respect to the Deposited Securities represented by their ADSs. The instructions of ADS Holders shall not be obtained with respect to the voting rights attached to the Shares or other Deposited Securities represented by their respective ADSs. In accordance with the Governmental Approval, the Depositary is required, at the direction of the board of directors of the Company (the "Board"), to vote as directed by the Board.

Notice to ADS Holders from ICICI Bank Ltd.

This exchange offer or business combination is made for the securities of an Indian company. The offer is subject to the disclosure requirements of India, which are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Indian accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in India, and some or all of its officers and directors may be residents of India. You may not be able to sue an Indian company or its officers or directors in an Indian court for violations of the U.S. securities laws. It may be difficult to compel an Indian company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Scheme of Amalgamation
of The Bank of Rajasthan Limited
with ICICI Bank Limited

Extraordinary General Meeting
of the Members of ICICI Bank Limited
on Monday, June 21, 2010
at 1.30 p.m.

ICICI Bank Limited
Registered Office: ‘Landmark’, Race Course Circle, Vadodara 390 007
Corporate Office: ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400 051

NOTICE

NOTICE is hereby given that an Extraordinary General Meeting of the Members of ICICI Bank Limited will be held on Monday, June 21, 2010 at 1.30 p.m. at Professor Chandravadan Mehta Auditorium, General Education Centre, Opposite D. N. Hall Ground, The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002, to transact the following business:

SPECIAL BUSINESS:

To consider and, if thought fit, to pass, with or without modification, the following Resolutions by the requisite majority as provided under Section 44A of the Banking Regulation Act, 1949:

RESOLVED that pursuant to the provisions of Section 44A of the Banking Regulation Act, 1949 and Reserve Bank of India’s guidelines for merger/amalgamation of private sector banks dated May 11, 2005 (hereinafter referred to as the “RBI Guidelines”), and in accordance with any applicable provisions of the Companies Act, 1956, the Memorandum and Articles of Association of ICICI Bank Limited (hereinafter referred to as “the Bank”), any other applicable provisions of any other law for the time being in force, and any directions, guidelines or regulations, if any, of Reserve Bank of India (hereinafter referred to as “RBI”) and of all other relevant authorities from time to time, to the extent applicable and subject to such approvals, consents, permissions and sanctions of all appropriate authorities, institutions or bodies, if required and to the extent applicable, and subject to such terms and conditions and modifications as may be prescribed by any of them while granting such approvals, consents, permissions and sanctions, which the Board of Directors of the Bank (hereinafter referred to as “the Board”, which expression shall be deemed to include any Committee(s) constituted/to be constituted or any other person authorised/to be authorised by the Board/Committee to exercise its powers including the powers conferred by this Resolution) is hereby authorised to accept, the consent and approval of the Members of the Bank be and is hereby accorded to the amalgamation of The Bank of Rajasthan Limited (hereinafter referred to as the “Transferor Bank”) with the Bank with effect from the date on which the Scheme of Amalgamation (hereinafter referred to as “the Scheme”) is sanctioned by RBI or such other date as may be specified by RBI by an order in writing passed in this behalf under the provisions of Section 44A of the Banking Regulation Act, 1949.

RESOLVED FURTHER that pursuant to the provisions of Section 44A of the Banking Regulation Act, 1949 and the RBI Guidelines, and in accordance with the matters stated in the aforesaid Resolution:

I.	The draft of the Scheme circulated to the Members with the Notice for this Meeting, be and is hereby approved.

II.
Any Member of the Bank, who has voted against the Scheme at the Meeting of the Bank, or has given notice in writing at or prior to the Meeting of the Bank, or to the presiding officer of the Meeting of the Bank, that he dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by RBI, to claim from the Bank, in respect of the equity shares held by him in the Bank, their value as determined by RBI while sanctioning the Scheme and such Member shall, in consideration thereof, compulsorily tender the equity shares held by him in the Bank, to the Bank for cancellation thereof and to that extent the equity share capital of the Bank shall stand reduced or be deemed to have been reduced, by such number of equity shares held and tendered by such Member, on the date immediately preceding the Effective Date (as defined in the Scheme), the determination by RBI as to the value of the equity shares to be paid to the dissenting Member being final for all purposes.

III.
The Board be and is hereby authorised, on behalf of the Bank, for the purpose of giving effect to the provisions of the Scheme, to effect the consequential reduction of the paid-up equity share capital of the Bank, if any, or of the Share Premium Account of the Bank, as may be required in terms of the Scheme as sanctioned by RBI.

IV.
The Board be and is hereby authorised, on behalf of the Bank, to create, issue and allot, such number of equity shares of the Bank to the Members of the Transferor Bank in accordance with the Scheme as sanctioned by RBI.

V.	The Board be and is hereby empowered and authorised to make modifications and alterations to the Scheme including those as may be required or suggested by the relevant authority/authorities.

VI.
The Board be and is hereby authorised to do all acts, matters, deeds and things and to take all steps and give such directions as may be necessary, expedient, incidental, ancillary or desirable as the Board in its absolute discretion may deem fit for giving effect to the Scheme or for its implementation and also to settle any questions or difficulties that may arise in such manner as the Board in its absolute discretion may deem fit and to take all steps which are incidental and ancillary thereto in this connection.

By Order of the Board

Sandeep Batra
Group Compliance Officer
& Company Secretary
Mumbai, May 23, 2010

Registered Office:	Corporate Office:
Landmark	ICICI Bank Towers
Race Course Circle	Bandra-Kurla Complex
Vadodara 390 007	Mumbai 400 051

NOTES:

(a)	The relative Explanatory Statement pursuant to Section 173(2) of the Companies Act, 1956, is annexed hereto.

(b)
A MEMBER ENTITLED TO ATTEND AND VOTE IS ENTITLED TO APPOINT A PROXY TO ATTEND AND, ON A POLL, TO VOTE INSTEAD OF HIMSELF AND SUCH PROXY NEED NOT BE A MEMBER OF THE BANK. PROXIES IN ORDER TO BE VALID AND EFFECTIVE MUST BE DELIVERED AT THE REGISTERED/CORPORATE OFFICE OF THE BANK NOT LATER THAN FORTY-EIGHT HOURS BEFORE THE COMMENCEMENT OF THE MEETING.

(c)
All the documents referred to in the Notice and/or the Explanatory Statement will be available for inspection by the Members at the Registered Office of the Bank on all working days, except on Sunday and other holidays, and at the Corporate Office of the Bank on all working days, except on Saturday and Sunday and other holidays, between 11.00 a.m. and 1.00 p.m. from the date hereof up to the date of the Meeting.

(d)
Members holding equity shares in physical form are requested to immediately notify change in their address/ particulars of bank account, if any, to the Registrar and Transfer Agent of the Bank, namely, 3i Infotech Limited, International Infotech Park, Tower 5, 3rd Floor, Vashi Railway Station Complex, Vashi, Navi Mumbai 400 703, quoting their folio number(s). Members holding equity shares in electronic form may update such details with their respective Depositary Participant(s).

(e)	A Member or his Proxy is requested to bring the Notice to the Meeting, and produce at the venue of the Meeting, the Attendance Slip, duly completed and signed.

EXPLANATORY STATEMENT UNDER SECTION 173(2) OF THE COMPANIES ACT, 1956

1.
An Extraordinary General Meeting of the Members of ICICI Bank Limited is being convened for the purpose of considering and, if thought fit, approving, with or without modifications, arrangement in the proposed Scheme of Amalgamation, as annexed hereto (hereinafter referred to as “the Scheme”) of The Bank of Rajasthan Limited with ICICI Bank Limited.

2.	In this Statement, The Bank of Rajasthan Limited is referred to as the Transferor Bank, and ICICI Bank Limited is referred to as the Transferee Bank.

3.	The Scheme has been approved by the Board of Directors of the Transferor Bank and the Transferee Bank at their respective Meetings held on May 23, 2010.

4.	Background of the Transferor Bank and the Transferee Bank:

a)
The Transferor Bank was incorporated on May 7, 1943 as a Company as defined under the Companies Act, 1956 and has its Registered Office at Raj Bank Bhawan, Clock Tower, Udaipur 313 001, Rajasthan. The Transferor Bank has a network of 463 branches and 111 automated teller machines (ATMs) as of March 31, 2009.

b)	The primary object of the Transferor Bank is banking business as set out in its Memorandum of Association.

c)
The Transferee Bank was incorporated on January 5, 1994 under the Companies Act, 1956 and has its Registered Office at Landmark, Race Course Circle, Vadodara 390 007, Gujarat. The Transferee Bank, as of May 21, 2010, has a network of 2,000 branches and extension counters and has over 5,300 automated teller machines (ATMs).

d)	The primary object of the Transferee Bank is banking business as set out in its Memorandum of Association.

e)	The authorised, issued, subscribed and paid-up share capital of the Transferor Bank and the Transferee Bank as at March 31, 2010 are as set out in Clause 3 of the Scheme.

5.
The amalgamation of the Transferor Bank with the Transferee Bank will be effected in accordance with the provisions of the Scheme formulated pursuant to Section 44A of the Banking Regulation Act, 1949 (hereinafter referred to as the ‘said Act’) and Reserve Bank of India’s guidelines for merger/amalgamation of private sector banks dated May 11, 2005, (hereinafter referred to as ‘RBI Guidelines’) and in accordance with the applicable provisions of the Companies Act, 1956, and the Memorandum and Articles of Association of the Transferor Bank and the Transferee Bank and other applicable provisions of laws for the time being in force. In terms of Section 44A of the said Act and the RBI Guidelines, a Resolution is required to be passed by a majority in number representing two-thirds in value of the Members of the Transferor Bank and the Transferee Bank, present either in person or by proxy at the respective general meetings of the Members of the Transferee Bank and the Transferor Bank. As both the Transferor Bank and Transferee Bank are banking companies duly licensed under the provisions of the said Act, the amalgamation of the Transferor Bank with the Transferee Bank is exclusively governed by the provisions of Section 44A of the said Act and the RBI Guidelines which constitute a composite and complete code governing amalgamation of banking companies and the provisions of the scheme of amalgamation and the matters incidental and ancillary thereto, and as such the said amalgamation would require only the sanction of the Scheme by Reserve Bank of India (hereinafter referred to as ‘RBI’) for the Scheme coming into effect, and accordingly the provisions of the Companies Act, 1956 relating to amalgamation and matters incidental or ancillary thereto are not applicable. The Scheme does not require the approval of any High Court(s)/Company Courts/the National Company Law Tribunal under the provisions of the Companies Act, 1956.

6.	In the opinion of the Board of Directors of the Transferee Bank, the following are the main benefits that are expected to accrue to the Transferee Bank from the proposed Scheme:

a)
The Transferee Bank has articulated a customer centric strategy which places branches as the focal points of relationship management, sales and service in geographical micro markets. The Transferor Bank has deep penetration in the State of Rajasthan where it has 294 branches with a market share of 9.3% in total deposits of scheduled commercial banks. An amalgamation with the Transferor Bank will place the Transferee Bank among the top three banks in Rajasthan in terms of total deposits and significantly enhance the Transferee Bank’s presence and customer proposition in Rajasthan.

b)
Increase in branch network: As a result of the amalgamation, the branch network of the Transferee Bank would increase by 463 branches providing increased geographic coverage and supporting increase in the Transferee Bank’s retail deposit base. This will enhance the competitive advantage of the Transferee Bank and is necessary in light of the fact that the competitive landscape in the Indian banking sector may become intense with the licensing of new private sector banks and liberalisation of branch licensing policy for foreign banks. The proposed amalgamation would significantly enhance the Transferee Bank’s presence in the key centres of Delhi, Mumbai and Kolkata. Further, the Transferor Bank’s branches outside Rajasthan are well spread with strong presence in large deposit centers thus enhancing the Transferee Bank’s retail deposit raising capacity.

c)
Support to financial inclusion targets: The Transferor Bank has around 40% of its branches in rural and semi-urban areas which would support the Transferee Bank’s financial inclusion initiative especially in Rajasthan.

d)
Significant reduction in time to market: Setting up branches organically takes significant time and effort in terms of execution and scale up of business. The proposed amalgamation would reduce the time to market for the Transferee Bank.

e)
Optimal utilisation of branch network: The Transferee Bank would be able to significantly scale up existing business levels at the branches of the Transferor Bank to optimally utilise the branch network.

Further, there is no likelihood that any creditor of the Transferor Bank or of the Transferee Bank would lose or be prejudiced as a result of the Scheme being passed since no sacrifice or waiver is at all called for from them nor are their rights sought to be modified in any manner. The Transferee Bank has a strong capital and liquidity position and the Scheme would support further growth in its deposit base. It would be able to meet all its liabilities as they arise in the course of the business. Hence the Scheme is in no way expected to adversely affect the interests of any class of creditors or to have any adverse effect on the business or operations of the Transferee Bank, but is in fact expected to substantially enhance the comfort available to the creditors of the Transferor Bank, and have a positive impact on the funding profile of the Transferee Bank.

7.	Salient features of the Scheme and valuation:

a)
The Scheme envisages that upon coming into effect of the Scheme (being the date of receipt of the RBI approval for the Scheme, hereinafter referred to as the “Effective Date”), all the properties, assets, estates, rights, title, interests, licenses and authorities acquired by the Transferor Bank shall, subject to such modalities for vesting as stated in the Scheme, without any further act, deed or instrument, stand transferred to or be deemed to be transferred to the Transferee Bank in the manner set out in the Scheme and furthermore, that all the liabilities, borrowings, debts and/or obligations of the Transferor Bank shall, without any further act, deed or instrument, vest or be deemed to vest or be taken over by the Transferee Bank without the necessity of obtaining the consent of any third party or the person who is a party to or concerned with any contract or arrangement by virtue of which such liabilities, borrowings, debts and obligations have arisen in order to give effect to the provisions of the Scheme.

b)
On and from the Effective Date and subject to the provisions of the Scheme, all contracts, deeds, tenancies, leases, licenses or other assurances, agreements, arrangements and other instruments of whatsoever nature to which the Transferor Bank is a party to or benefit of which the Transferor Bank may be eligible and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of the Transferee Bank as the case may be and all or any of the rights, privileges, obligations and liabilities of the Transferor Bank shall be transferred to and vest in the Transferee Bank and may be enforced as fully and effectually as if, instead of the Transferor Bank, the Transferee Bank had been a party, beneficiary or obligee thereto.

c)
Upon coming into effect of the Scheme all suits, actions and proceedings of whatsoever nature by or against the Transferor Bank pending and/or arising on or before the Effective Date shall be transferred in the name of the Transferee Bank and be continued and be enforced by or against the Transferee Bank as fully and effectually as if the same had been filed by, pending and/or arising against the Transferee Bank.

d)
Simultaneous with the coming into effect of the Scheme, and subject to the provisions of Part IV of the Scheme, without any further application, act, instrument or deed, equity shares of Rs. 10/- (Rupees ten only) each, credited as fully paid up, in the ratio of twenty five (25) equity shares of the face value of Rs. 10/- (Rupees ten only) each in the Transferee Bank for every One Hundred and Eighteen (118) equity shares of the face value of Rs. 10/- (Rupees ten only) each held in the Transferor Bank shall stand automatically issued and allotted to the equity shareholders of the Transferor Bank whose names are recorded in the Register of Members of Transferor Bank (the “Members”) as of the Effective Date. The requisite action and formalities for dispatch of share certificates and the crediting of dematerialised shares of the Transferee Bank pursuant to the issuance and allotment as per the Clause 9 of the Scheme, shall be completed within 5 (five) days of the afore-mentioned deemed allotment.

The above ratio in which the equity shares of the Transferee Bank are to be allotted to the Members of the Transferor Bank by the Transferee Bank is hereinafter referred to as the “Swap Ratio”.

The Swap Ratio has been approved separately and independently by the Boards of Directors of both the Transferor Bank and Transferee Bank. The same has been approved as being a fair exchange ratio after considering the independent valuation made by Haribhakti & Co., a well reputed firm of Chartered Accountants, who were appointed as the independent valuer for this purpose.

The equity share exchange ratio has been arrived at by the independent valuer on the basis of a relative valuation of the equity shares of both the Transferor Bank and the Transferee Bank by applying commonly used and accepted valuation methodologies, namely, net asset value methodology, market price methodology, comparable companies and profit earning capacity value methodology, as applicable, and after taking into account various qualitative factors relevant to both the Transferor Bank and the Transferee Bank including their business dynamics and growth potential.

e)
The share certificates in relation to the equity shares held by the said Members in the Transferor Bank shall be deemed to have been automatically cancelled and be of no effect on and from the Record Date, without any further act, deed or instrument. The form of issuance of shares of the Transferee Bank to the shareholders of the Transferor Bank, i.e. either in the form of share certificates or in dematerialised form, shall be determined by the form in which the shares of the Transferor Bank are held by the respective Members of Transferor Bank on the Effective Date.

f)
The Transferee Bank shall be entitled to declare and pay dividend, whether interim and/or final, to its Members in respect of the financial year/accounting period prior to the Effective Date. The Transferor Bank shall not declare any dividend in accordance with Clause 15 of the Scheme. The terms of the Scheme shall not be deemed to confer any right on the Members of the Transferor Bank or of the Transferee Bank to demand or to claim any dividend, which shall be entirely at the discretion of the Board of Directors of the Transferee Bank and subject, wherever necessary, to the approval of the shareholders of the Transferee Bank.

g)
Upon the coming into effect of the Scheme, the equity shares of the Transferee Bank to be issued and allotted to the said Members as provided in the Scheme shall rank pari passu in all respect with the equity shares of the Transferee Bank including entitlement of dividend, if any, that may be declared by the Transferee Bank.

h)
This Scheme shall become operative from the Effective Date, i.e. the date on which the Scheme is sanctioned by RBI or such other date as may be specified by RBI by an order in writing passed in this behalf under the provisions of Section 44A of the said Act.

i)
All the employees of the Transferor Bank in service on the Effective Date shall become the employees of the Transferee Bank on the Effective Date without any break or interruption in service and on terms and conditions as to remuneration, emoluments or perquisites, which are not less favourable than those subsisting with reference to the Transferor Bank as on the Effective Date.

j)	The Scheme is specifically conditional upon and subject to several matters set forth in Clause 21 of the Scheme.

k)	Upon the Scheme coming into effect, and subject to further directions as RBI may pass, the Transferor Bank shall be dissolved without being wound up.

l)
All costs, charges and expenses, including any taxes and duties, of the Transferor Bank and the Transferee Bank incurred by each of them in relation to or in connection with the Scheme and incidental to the completion of the amalgamation of the Transferor Bank with the Transferee Bank in pursuance of the Scheme (other than due diligence expenses of the Transferee Bank), shall, in the event of effectiveness of the Scheme, be borne and paid by the Transferee Bank.

8.
Any Member of the Transferor Bank or the Transferee Bank, as the case may be, who has voted against the Scheme at the Meeting of the Transferor Bank or the Transferee Bank, as the case may be, or has given notice in writing at or prior to the Meeting of the Transferor Bank or the Transferee Bank, as the case may be, or to the presiding officer of the Meeting of the Transferor Bank or the Transferee Bank, as the case may be, that he dissents from the

Scheme, shall be entitled, in the event of the Scheme being sanctioned by RBI, to claim from the Transferor Bank or the Transferee Bank, as the case may be, their value as determined by RBI when sanctioning the Scheme and such Member shall, in consideration thereof, compulsorily tender the shares held by him, in the Transferor Bank or the Transferee Bank, as the case may be, to the Transferor Bank or the Transferee Bank, for cancellation thereof and to that extent the share capital of the Transferor Bank or the Transferee Bank, as the case may be shall stand reduced or be deemed to have been reduced, by such number of shares held and tendered by such Member, on the date immediately preceding the Effective Date. The determination by RBI as to value of the shares to be paid to the dissenting Member shall be final for all purposes.

9.
The Scheme is conditional upon and subject to necessary sanctions and approvals as set out in inter alia Clauses 20 and 21 of the Scheme. The Scheme provides that in the event of any approval(s) not being obtained, the same shall stand revoked and will have no effect and in that event the Transferor Bank and the Transferee Bank shall bear their own costs or as may be mutually agreed amongst them.

The aforesaid being only the salient features of the Scheme, the Members are requested to read the entire text of the Scheme to get better acquainted with the provisions thereof, as stated above.

Miscellaneous

10.
In order to give effect to the Scheme under the provisions of law, both the Transferor Bank and the Transferee Bank are required to obtain the consent and approval of their Members to the proposed Scheme, with or without modifications, under the provisions of Section 44A of the said Act. The consent of the Members of the Transferor Bank and the Transferee Bank is sought to be obtained for this purpose through separate general meetings to be conducted on June 21, 2010.

11.
The Directors of the Transferor Bank and the Transferee Bank may be deemed to be concerned and/or interested in the Scheme to the extent of their shareholdings or that of the companies, firms, and/or institutions of which they are Directors, partners or members and which may hold equity shares in either the Transferor Bank or the Transferee Bank or both, and to that extent of any employee stock options granted, if any, by the Transferor Bank and the Transferee Bank. The equity shares held by the Directors of the Transferor Bank and the Transferee Bank, either singly or jointly, are as follows:

Directors of	Shareholding as on		Directors of	Shareholding as on
ICICI Bank Limited	May 23, 2010 in		The Bank of Rajasthan	May 23, 2010*
			Limited
Names	ICICI Bank	Bank of Rajasthan	Names	ICICI Bank	Bank of Rajasthan
K. V. Kamath	490,000	Nil	S. K. Tayal	Nil	Nil
Sridar Iyengar	Nil	Nil	P. N. Bhandari	Nil	Nil
Homi R. Khusrokhan**	500	Nil	M. R. Calla	Nil	Nil
Narendra Murkumbi	Nil	Nil	K. N. Bhandari	Nil	Nil
Anup K. Pujari	Nil	Nil	P. M. Agarwal	Nil	Nil
M. S. Ramachandran	Nil	Nil	K. G. Kurian	Nil	Nil
Tushaar Shah	Nil	Nil	V. D. Mehta	15	630
M.K. Sharma	10,000	Nil	D. K. Tayal	Nil	23,107
V. Sridar	Nil	Nil	Salil Kapoor	Nil	Nil
V. Prem Watsa	Nil	Nil	Nitin N. Goel	Nil	Nil
Chanda D. Kochhar	268,925	Nil	Shekhar Bhatnagar	Nil	Nil
Sandeep Bakhshi	3,000	Nil	A. Madhavan	Nil	Nil
N. S. Kannan	82,225	Nil	M. Ravindra Vikram	Nil	Nil
K. Ramkumar	Nil	Nil	V. Seshadri	Nil	Nil
			G. Padmanabhan	Nil	Nil

*	As per particulars given/disclosed by The Bank of Rajasthan Limited.

**	Jointly held with relatives.

12.
The following documents will be open for inspection between 11.00 a.m. and 1.00 p.m at the Registered Office of the Transferee Bank on all working days, except on Sunday and other holidays, and at the Corporate Office of the Transferee Bank on all working days, except on Saturday and Sunday and other holidays, till the date of the Meeting:

a)	Memorandum and Articles of Association of the Transferor Bank;

b)	Memorandum and Articles of Association of the Transferee Bank;

c)	Audited accounts of the Transferor Bank for the year ended March 31, 2009;

d)	Audited accounts of the Transferee Bank for the year ended March 31, 2010;

e)	Scheme of Amalgamation;

f)	Valuation Report from Haribhakti & Co. dated May 23, 2010;

g)	Certified Copy of extracts of the Register of Interest of Directors of the Transferor Bank; and

h)	Register of Interest of Directors of the Transferee Bank.

13.
As the implementation of the Scheme could involve reduction of the paid-up share capital of the Transferee Bank, or of the Share Premium Account of the Transferee Bank, for the purpose of abundant caution, it is also proposed to pass the Resolution for the purpose of giving effect to the provisions of the Scheme to effect the consequential reduction of the paid-up equity share capital of the Transferee Bank, if any, or of the Share Premium Account of the Transferee Bank, as may be required in terms of the Scheme, as sanctioned by RBI.

14.
The paid-up equity share capital of the Transferee Bank as on March 31, 2010 is 1114,956,917 equity shares of Rs. 10/- each amounting to Rs. 11,149.60 million, including shares forfeited and call in arrears and which is, after the amalgamation, on account of the amalgamation and as per the Scheme, expected to increase by approximately 34.10 million equity shares of Rs. 10/- (Rupees ten only) each, subject to the terms of the Scheme in this behalf. The shareholding pattern of the Transferee Bank, pre-amalgamation and post amalgamation, will not undergo any material, significant or substantial change as the expected increase in equity share capital is equivalent to about approximately 3% of the Transferee Bank’s existing issued equity share capital, and will augment the public shareholding category of the Transferee Bank. As the implementation of the Scheme would involve the issue of new equity shares of the Transferee Bank, for the purpose of abundant caution, it is also proposed to pass the Resolution for creation, issue and allotment of equity shares in order to give effect to the Scheme.

By Order of the Board

Sandeep Batra
Group Compliance Officer
& Company Secretary
Mumbai, May 23, 2010

Registered Office:	Corporate Office:
Landmark	ICICI Bank Towers
Race Course Circle	Bandra-Kurla Complex
Vadodara 390 007	Mumbai 400 051

SCHEME OF AMALGAMATION

Of
The Bank of Rajasthan Limited	………. Transferor Bank
with
ICICI Bank Limited	……….. Transferee Bank

PART I – GENERAL

1.
This Scheme of Amalgamation provides for the amalgamation of The Bank of Rajasthan Limited, a company within the meaning of the Companies Act, 1956 (hereinafter referred to as the “Companies Act”) and licensed as a banking company under the provisions of the Banking Regulation Act, 1949 (hereinafter referred to as the “said Act”), having its Registered Office at Raj Bank Bhawan, Clock Tower, Udaipur 313001 Rajasthan (hereinafter referred to as the “Transferor Bank”) with ICICI Bank Limited, a company incorporated under the provisions of the Companies Act and licensed as a banking company under the provisions of the said Act, having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007, Gujarat (hereinafter referred to as the “Transferee Bank”), pursuant to Section 44A and other relevant provisions of the said Act and Reserve Bank of India’s guidelines for merger/amalgamation of private sector banks dated May 11, 2005 (hereinafter referred to as the “RBI Guidelines”).

2.	In this Scheme of Amalgamation, unless inconsistent with the subject or context, the following words or expressions shall have the following meaning:

(a)
‘Board of the Transferee Bank’ shall mean the Board of Directors of the Transferee Bank, any Committee/s constituted/that may be constituted by the Board of Directors of the Transferee Bank or any other person authorised/to be authorised by the Board or the Committee/s to exercise its powers including the powers in terms of this Scheme.

(b)
‘Board of the Transferor Bank’ shall mean the Board of Directors of the Transferor Bank, any Committee/s constituted/that may be constituted by the Board of Directors of the Transferor Bank or any person authorised/ to be authorised by the Board or the Committee to exercise its powers including the powers in terms of this Scheme.

(c)
‘Effective Date’ shall mean the date on which Reserve Bank of India provides its sanction to the Scheme of Amalgamation or such other date as may be specified by Reserve Bank of India by an order in writing passed in this behalf under the provisions of the said Act and RBI Guidelines. References in the Scheme of Amalgamation to the ‘coming into effect of the Scheme’ shall mean the Effective Date.

(d)
‘said assets’ or ‘the undertaking’ shall mean the entire undertaking, the entire business, all the properties (whether movable or immovable, tangible or intangible), assets, investments of all kinds including but not limited to securities, securitised assets, receivables and security receipts, all cash balances (including with Reserve Bank of India and other banks), money at call and short notice, loans, advances, contingent rights or benefits, reserves, provisions, funds, benefits of all agreements, lease and hire purchase contracts, benefit of any security arrangements, agreements, rights, contracts, entitlements, permits, licences including branch or other licences, quotas, approvals, consents, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status, engagements, arrangements and all other privileges and benefits of every kind, nature and description whatsoever enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to business, activities and operations of the Transferor Bank, authorities, allotments, approvals, reversions, buildings and structures, branches, offices and residential premises, tenancies, leases, licenses, fixed assets and other assets, powers, consents, registrations, agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and wheresoever situate belonging to or in ownership, power or possession or in control of or vested in or granted in favour of or enjoyed by the Transferor Bank or to which the Transferor Bank may be entitled and include but without being limited to trade and service names and service marks and other intellectual property of any nature whatsoever, permits, approvals, authorisations, rights to use and avail of telephone, telex, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, all necessary records, files, papers, computer programs, manuals, data, catalogues, sales and advertising materials, lists and other details of present and former customers, suppliers, employees, customer information including credit information, customer pricing information and other records in connection with or relating to the Transferor Bank and all other interests of whatsoever nature belonging to or in the ownership, power or possession and/ or in the control of or vested in or granted in favour of or enjoyed by the Transferor Bank, whether in India or abroad, as on the Effective Date.

(e)
‘said liabilities’ shall mean all debts, demand deposits, saving bank deposits, term deposits, certificate of deposits, time and demand liabilities, borrowings whether rupee or foreign currency, bills payable, interest accrued, statutory reserves, contingent liabilities including tax liabilities, and other liabilities, duties and undertakings and obligations of the Transferor Bank, whether or not disputed or the subject matter of any court, arbitration or other proceedings, as on the Effective Date.

(f)
‘the Scheme’ or ‘this Scheme’ shall mean the Scheme of Amalgamation of the Transferor Bank with the Transferee Bank as approved by the shareholders of the Transferor Bank and the Transferee Bank including the

Swap Ratio specified in Part IV of the Scheme and as sanctioned by the Reserve Bank of India under section 44A of the said Act.

PART II – SHARE CAPITAL

3.	(a)	The share capital of the Transferor Bank as of March 31, 2010 is as under:

Authorised Capital

265,000,000 Equity Shares of Rs. 10/- each amounting to Rs. 2,650.0 million

Issued Capital

161,397,442 Equity Shares of Rs. 10/- each amounting to Rs. 1,613,974,420

Subscribed and Paid-up Capital

161,350,093 Equity Shares of Rs. 10/- each amounting to Rs. 1,613,500,930

13,500,000 Equity Shares are not listed.

The Equity Shares of the Transferor Bank are listed on the Stock Exchange, Mumbai (BSE), the National Stock Exchange of India Limited (NSE) and the Jaipur Stock Exchange.

(b)	The share capital of Transferee Bank as of March 31, 2010 is as under:

Authorised Capital

1275,000,000 Equity Shares of Rs. 10/- each amounting to Rs. 12,750.0 million 15,000,000 Shares of Rs. 100/- each amounting to Rs. 1,500.0 million
350 Preference Shares of Rs. 10,000,000/- each amounting to Rs. 3,500.0 million

Issued, Subscribed & Paid-up Capital

1114,956,917 Equity Shares of Rs. 10/- each amounting to Rs. 11,149.6 million, including shares forfeited and calls-in-arrears

350 Preference Shares of Rs. 10,000,000/- each fully paid-up redeemable at par on April 20, 2018 amounting to Rs. 3,500.0 million

The equity shares of the Transferee Bank are listed on The Stock Exchange, Mumbai (BSE) and The National Stock Exchange of India Limited. American Depositary Shares representing underlying equity shares of Transferee Bank are listed on New York Stock Exchange. The preference shares of the Transferee Bank are not, at present, listed on any stock exchange.

PART III – TRANSFER & VESTING

4.	(i)	Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)
The Undertaking of the Transferor Bank shall, without any further act, instrument or deed, be and stand transferred to and vested in or be deemed to have been transferred to and vested in the Transferee Bank as a going concern so as to become the properties, estates, assets, rights, title, interest and authorities of the Transferee Bank.

(b)
Without prejudice to sub-clause (a) above, in respect of such of the assets of the Undertaking as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and/or delivery, the same may be so transferred by the Transferor Bank, and shall, upon such transfer, become the properties, estates, assets, rights, title, interests and authorities of the Transferee Bank.

(c)
All the licences, permits, quotas, approvals, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to the Transferor Bank shall, without any further act, instrument or deed, be and stand transferred to and vest in or be deemed to be transferred to and vested in and be available to the Transferee Bank so as to become the estates, assets, rights, title, interests and authorities of the Transferee Bank and shall remain valid, effective and enforceable on the same terms and conditions to the extent permissible under law.

(d)
All properties, assets, estates, rights, title, interest, licenses and authorities acquired by or quotas, approvals, incentives, subsidies, rights, claims, leases, tenancy rights, liberties, rehabilitation schemes, special status and other benefits or privileges enjoyed or conferred upon or held or availed of by and/or all rights and benefits that have accrued to the Transferor Bank after the approval of the amalgamation by the respective Boards of Directors of the Transferor Bank and Transferee Bank and prior to the Effective Date in connection or in relation to the operation of the Undertaking shall, without any further act, instrument or deed, be and stand transferred to and vested or deemed to be transferred to and vested in the Transferee Bank.

(e)
All contracts, deeds, bonds, agreements, arrangements and other instruments (including all tenancies, leases, licenses and other assurances in favour of the Transferor Bank or powers or authorities granted by or to it) of whatsoever nature to which the Transferor Bank is a party or to the benefit of which the Transferor Bank may be eligible, and which are subsisting or having effect immediately before the Effective Date, shall, without any further act, instrument or deed, be in full force and effect in favour of or against the Transferee Bank, as the case may be, and may be enforced as fully and effectually as if, instead of the Transferor Bank, the Transferee Bank had been a party or beneficiary or obligee thereto.

(ii)
Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from one day prior to the Effective Date, notwithstanding anything to the contrary contained in any contracts, deeds, documents, agreements, arrangements, other instruments or understandings (oral or otherwise) and in this Scheme, the distribution or referral tie-ups, agencies or marketing or co-marketing arrangements by whatever name called between the Transferor Bank and Aviva Life Insurance Company Limited, United India Insurance Company Limited, the Export Credit and Guarantee Corporation, IDBI Capital Markets Limited, Religare Securities Limited and Western Union shall terminate and have no effect (other than for the receipt of any amounts, if any, that may be due and payable anytime from such person or entities pertaining to the period prior to termination) without requirement of any further act, instrument or deed and without any cost, compensation or damages being payable by the Transferor Bank or the Transferee Bank to such person or entities or any other person or entities.

(iii)	Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)
All debts, demand deposits, savings bank deposits, term deposits, certificate of deposits, time and demand liabilities, borrowings whether rupee or foreign currency, bills payable, interest accrued, statutory reserves, contingent liabilities including tax liabilities, and other liabilities, duties and undertakings and obligations of the Transferor Bank, whether or not disputed or the subject matter of any court, arbitration or other proceedings (the “Liabilities”) shall, without any further act, instrument or deed be and stand transferred to and vested in or be deemed to stand transferred to and vested in, the Transferee Bank so as to become the Liabilities of the Transferee Bank, and further that it shall not be necessary to obtain the consent of any person concerned with the Liabilities in any capacity whatsoever or any person who is a party to any contract or arrangement by virtue of which such Liabilities have arisen in order to give effect to the provisions of this Clause.

(b)
Loans and other obligations (including any guarantees, letters of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), if any, due or which may at any time in future become due between or amongst the Transferor Bank and the Transferee Bank shall stand discharged and there shall be no liability in that behalf on either party.

(c)
Any securities, debentures or notes, if any, issued by the Transferor Bank, and held by the Transferee Bank, and vice versa shall, unless sold or transferred by the Transferor Bank or the Transferee Bank, as the case may be, at any time prior to the Effective Date, stand cancelled as on the Effective Date, and shall be of no effect and such Transferor Bank or the Transferee Bank, as the case may be, shall have no further obligation outstanding in that behalf.

(d)
Without prejudice to the provisions of Clause (b) above, the guarantees, letters of credit, letters of comfort and other similar arrangements, if any, given or executed or made by the Transferor Bank in favour of or for the benefit of the Transferee Bank shall stand discharged.

(iv)	Upon the coming into effect of this Scheme pursuant to the provisions of the said Act and RBI Guidelines, subject to the provisions of this Scheme, and on and from the Effective Date:

(a)
All the security created in favour of or for the benefit of the Transferor Bank under the terms of the relevant agreements, documents and/or arrangements, whether such security be immovable, movable, tangible or intangible, and whether by way of mortgage, hypothecation, pledge, lien or any other form or mode of creation of security, and all guarantees, letters of comfort, letters of credit or similar instruments in favour of or for the benefit of the Transferor Bank under the terms of the relevant agreements, documents and/ or arrangements, shall without any further act, deed, instrument or thing, be transferred to and vested in the Transferee Bank or be deemed to have been transferred to and vested in the Transferee Bank, and shall continue to be in full force and effect and may be enforced as fully and effectually as if instead of the Transferor Bank, the Transferee Bank had been the beneficiary or a party thereto, and the benefit shall be available to the Transferee Bank as if such same were ab initio created in favour of the Transferee Bank and further that it shall not be necessary to obtain the consent of any person concerned therewith in any capacity whatsoever or of the person who created such security in order to give effect to the provisions of this Clause.

(b)
All debit mandates or negotiable instruments including post dated cheques that are issued in favour of the Transferor Bank, or which are drawn on the Transferor Bank, shall be payable to or by the Transferee Bank, as the case may be, without any further act , deed, instrument or thing and may be enforced as fully and effectually as if instead of the Transferor Bank, the Transferee Bank had been the beneficiary or a party specified therein.

(c)
All suits, actions and legal and other proceedings by or against the Transferor Bank pending and/or arising on or before the Effective Date shall be transferred in the name of the Transferee Bank and shall be continued and be enforced by or against the Transferee Bank as effectually and in the same manner and to the same extent as if the same had been pending and/or arisen by or against the Transferee Bank.

5.	INTENTIONALLY LEFT BLANK

6.	From the date of approval of the scheme of amalgamation by the respective Boards of Directors of the Transferor Bank and Transferee Bank upto and including the Effective Date:

(a)	Any of the liabilities and obligations of the Transferor Bank that have been discharged by the Transferor Bank, such discharge shall be deemed to have been for and on account of the Transferee Bank.

(b)
All loans raised and utilised and all debts, duties, undertakings, liabilities and obligations incurred or undertaken by the Transferor Bank in relation to or in connection with the Undertaking shall be deemed to have been raised, used, incurred or undertaken for and on behalf of the Transferee Bank and to the extent they are outstanding on the Effective Date, shall, without any further act, instrument or deed be and stand transferred to or vested in or be deemed to be transferred to and vested in the Transferee Bank and shall become the liabilities and obligations of the Transferee Bank which shall meet, discharge and satisfy the same.

(c)
All properties, estates, assets, rights, title, interests and authorities accrued to and/or acquired by the Transferor Bank in relation to or in connection with the Undertaking prior to the Effective Date shall have been deemed to have been accrued to and/or acquired for and on behalf of the Transferee Bank and shall, without any further act, instrument or deed be and stand transferred to or vested in or be deemed to be transferred to or vested in the Transferee Bank to that extent and shall become the properties, estates, assets, right, title, interests and authorities of the Transferee Bank.

(d)
The Transferor Bank shall carry on and shall be deemed to have carried on all the business and activities as hitherto and shall hold and stand possessed of and shall be deemed to have held and stood possessed of the Undertaking on account of, and in trust for, the Transferee Bank.

(e)
All the profits or incomes accruing or arising to the Transferor Bank, or expenditure or losses arising or incurred (including the effect of taxes, if any, thereon) by the Transferor Bank shall, for all purposes, be treated and be deemed to be and accrue as the profits or incomes or expenditure or losses or taxes of the Transferee Bank, as the case may be.

(f)
The Transferor Bank shall not make any change in its capital structure in any manner whatsoever, whether by any increase (including by way of issue of equity and/or preference shares on a rights basis or by way of a public issue, bonus shares and/ or convertible debentures or otherwise), decrease, reduction, reclassification, sub-division, consolidation, re-organisation, or in any other manner which may, in any way, affect the Swap Ratio (as defined in Clause 9 below), except with the prior written consent of the Transferee Bank.

(g)
The Transferor Bank shall not, without the prior written consent of the Board, alter, enhance or revise the remuneration, emoluments or perquisites, or create any new terms of remuneration, increase or vary remuneration for any personnel or pay scale for any class of personnel, or vary seniority or other personnel parameters for any employee or class of employees, or amend or alter any such existing terms or alter, enhance or revise the contributions of the Transferor Bank to any schemes/funds established by or under any law or otherwise including by way of any awards, settlements, standing orders, as applicable to the employees of the Transferor Bank.

(h)
The Transferor Bank shall not, without the prior written consent of the Board, amend the terms and conditions of employment or engagement of, a director, officer, employee, a person on contract or a consultant of the Transferor Bank, or provide, or agree to provide, a gratuitous payment or benefit to a director, officer, employee, a person on contract or a consultant of the Transferor Bank (or any of their dependants) or employ, appoint, engage or terminate the employment or engagement of, any person as a director, officer, employee, a person on contract or as consultant.

(i)
No material decision in relation to the Transferor Bank’s business and affairs and operations and no agreement or transaction (other than an agreement or transaction in the ordinary course of the Transferor Bank’s business) shall be taken, entered into or performed by the Transferor Bank and/or such other matters as the Transferee Bank may notify from time to time shall be undertaken or performed by the Transferor Bank, without the prior written approval of the Board.

Provided that if the Effective Date has not occurred, this clause shall be deemed not to have come into effect.

7.
Upon the coming into effect of the Scheme, the Transferee Bank may if so required under any law or otherwise, execute deeds of confirmation or any other writings in favour of any other party to any contract or arrangement to which the Transferor Bank is a party or is subject to in order to give formal effect to any provision of the Scheme as may be necessary. The Transferee Bank shall be authorised or be deemed to be authorised to execute any such writings on behalf of the Transferor Bank and to implement, carry out or perform all such formalities or compliances to be implemented, carried out or performed on part of the Transferor Bank.

8.	Upon the coming into effect of this Scheme,

(a)
the employees of the Transferor Bank who are in service on the Effective Date shall become the employees of the Transferee Bank on such Date without any break or interruption in service and on terms and conditions as to remuneration, emoluments or perquisites not less favourable than those subsisting with reference to the Transferor Bank on the said date.

(b)
The existing provident fund, gratuity fund, pension and/or super-annuation fund or trusts created by the Transferor Bank or any other special funds created or existing for the benefit of the employees of the Transferor Bank shall be transferred to the relevant funds of the Transferee Bank. In the event that the Transferee Bank does not have its own funds with respect to any such matters, the Transferee Bank shall create its own funds to which the contributions pertaining to the employees of the Transferor Bank shall be transferred.

PART IV – REORGANISATION OF CAPITAL

9.
Simultaneous with the coming into effect of this Scheme, and in consideration of the transfer of and vesting of the Undertaking and the Liabilities of the Transferor Bank in the Transferee Bank in terms of this Scheme, and subject to the provisions of this Part IV of the Scheme, and without any further application, act, instrument or deed, equity shares of Rs. 10/- (Rupees ten only) each, credited as fully paid up, in the ratio of twenty five (25) equity share of the face value of Rs. 10/- (Rupees ten only) each in the Transferee Bank for every One Hundred And Eighteen (118) equity shares of the face value of Rs. 10/- (Rupees ten only) each held in the Transferor Bank shall stand automatically issued and allotted to the equity shareholders of the Transferor Bank whose names are recorded in the Register of Members of Transferor Bank (the “Members”) as of the Effective Date. The requisite action and formalities for dispatch of share certificates and the crediting of dematerialized shares of the Transferee Bank pursuant to the issuance and allotment as per this Clause 9, shall be completed within 5 (five) days of the afore-mentioned deemed allotment.

The above ratio in which the equity shares of the Transferee Bank are to be allotted to the Members of the Transferor Bank by the Transferee Bank is hereinafter referred to as the “Swap Ratio”.

10.
The share certificates in relation to the equity shares held by the said Members in the Transferor Bank shall be deemed to have been automatically cancelled and be of no effect on and from the Effective Date, without any further act, instrument or deed. The form of issuance of shares of the Transferee Bank to the shareholders of the Transferor Bank, i.e. either in the form of share certificates or in dematerialized form, shall be determined by the form in which the shares of the Transferor Bank are held by the respective Members of Transferor Bank on the Effective Date.

11.
In respect of equity shares of the Transferor Bank where calls are in arrears, without prejudice to any remedies that the Transferor Bank or the Transferee Bank, as the case may be, shall have in this behalf, the Transferee Bank shall not be bound to issue any equity shares of the Transferee Bank (whether partly paid or otherwise) nor to confirm any entitlement to such holder until such time as the calls-in-arrears are paid.

12.
No fractional certificates shall be issued by the Transferee Bank in respect of fractional entitlements, if any, to any Member. The Board of Directors of the Transferee Bank shall, instead consolidate all such fractional entitlements and thereupon issue and allot equity shares in lieu thereof to the trust or a director or an officer of the Transferee Bank or such other person as the Transferee Bank shall appoint in this behalf who shall hold the equity shares in trust on behalf of the Members entitled to fractional entitlements with the express understanding that such trust, director(s) or officer(s) or person shall sell the same in the market at such time or times, no later than 15 (fifteen) days from the date of allotment, and at such price or prices in the market and to such person or persons, as it/he/they deem fit, and pay to the Transferee Bank, the net sale proceeds thereof, whereupon the Transferee Bank shall distribute such net sale proceeds to the Members of Transferor Bank in proportion to their respective fractional entitlements.

13.
Equity shares issued and allotted by the Transferee Bank in terms of Clause 9 above shall be subject to the provisions of the Articles of Association of the Transferee Bank and shall rank pari passu in all respects and shall have the same rights attached to them as the then existing equity shares of the Transferee Bank, including in respect of dividends, if any, that may be declared by the Transferee Bank, on or after the Effective Date.

14.
Equity shares of the Transferee Bank issued in terms of Clause 9 above shall be listed and admitted to trading on the relevant stock exchange/s, whether in India or abroad, where the equity shares of the Transferee Bank are presently listed or admitted to trading, within a period of 120 (one hundred and twenty) days of the Effective Date.

PART V - GENERAL TERMS AND CONDITIONS

15.
The Transferor Bank shall not declare any dividend. The Transferee Bank shall be entitled to declare and pay dividends, whether interim or final, to its Members in respect of the financial year/accounting period prior to the Effective Date subject to the RBI guidelines and subject to the provisions of the said Act and the Companies Act. It is clarified that the terms of the Scheme shall not be deemed to confer any right on the Members of the Transferor Bank or of the Transferee Bank to demand or to claim any dividend, which shall be entirely at the discretion of the Board of Directors of the Transferee Bank and subject, wherever necessary, to the approval of the shareholders of the Transferee Bank.

16.	Upon the coming into effect of the Scheme and with effect from the Effective Date:

(a)
The books of the Transferor Bank shall be closed and balanced and its balance sheet prepared as at the close of business on the date immediately preceding the Effective Date taking into account all incomes, expenses, assets and liabilities received, paid, accrued, incurred, acquired or sold till such date, including expenses with respect to the amalgamation to be borne by the Transferor Bank, and the balance sheet shall be audited and certified by a chartered accountant or a firm of chartered accountants.

(b)
For the purpose of accounting for and dealing with the value of the assets and liabilities of the Transferor Bank, the fair value of the assets and liabilities shall be determined on the Effective Date to the satisfaction of the Transferee Bank.

(c)
If the fair value of any asset or class of assets of the Transferor Bank is less than the value of such asset or class of assets appearing in its books immediately prior to the Effective Date, the assets or the class of assets would be accounted for and dealt with in the books of the Transferee Bank at the value appearing in the books of the Transferor Bank on the date immediately preceding the Effective Date and the difference between the value appearing in the books of the Transferor Bank (after deducting such provisions as are outstanding in the books of the Transferor

Bank on the date, immediately preceding the Effective Date in respect of the assets or class of assets) and its fair value shall be accounted for as a credit balance in provision account in the books of the Transferee Bank.

(d)
If the fair value of any asset or class of assets of the Transferor Bank is greater than the value (after deducting such provisions as are outstanding in the books of the Transferor Bank on the date, immediately preceding the Effective Date in respect of the assets or class of assets) of such asset or class of assets appearing in the books of the Transferor Bank immediately prior to the Effective Date, the assets or class of assets shall be accounted for and dealt with in the books of the Transferee Bank at fair value.

(e)
Provisions outstanding in the books of the Transferor Bank on the date immediately preceding the Effective Date in respect of any asset or asset class shall be accounted for and dealt with in the books of the Transferee Bank as provisions against the assets or class of assets against which such provisions were held in the books of the Transferor Bank on the date immediately preceding the Effective Date.

(f)	The liabilities of the Transferor Bank shall be accounted for and dealt with in the books of the Transferee Bank at fair value.

(g)
In the books of the Transferee Bank, an “Amalgamation Expenses Provision Account” shall be credited by an amount determined for the expenses and costs of the Scheme arising as a direct consequence on account of any changes in the business or operations of the Transferor Bank proposed or considered necessary by the Board of Directors of the Transferee Bank (including but not limited to rationalisation, upgradation and enhancement of human resources and expenses relating to modifying signage, modifying stationery, branding, changing systems and network, communication including media costs, impairment of technology and fixed assets, conducting general meetings, payment of listing fees and other statutory and regulatory charges, travel in relation to the consolidation contemplated in this Scheme, valuation, due diligence, investment banking expenses and charges relating to preparation of the Scheme, consultations in relation to the consolidation contemplated in the Scheme and training), and other extraordinary expenses on integration and consolidation under the Scheme, to be incurred by the Transferee Bank and the balance in such account shall be debited to the Revenue & Other Reserves of the Transferee Bank arising pursuant to sub-clause (h) hereinbelow, or may be debited to the Share Premium Account if no Revenue & Other Reserves arise pursuant to the amalgamation.

(h)
Any excess of the value of the net assets of the Transferor Bank determined pursuant to sub-clauses (a) to (f) hereinabove and after such further adjustments as may be deemed necessary by the Board of Directors of the Transferee Bank (including such adjustments as may be required by any regulatory or statutory authority or required to ensure the uniform application of accounting standards and policies adopted by the Transferee Bank) over the paid-up value of the equity shares to be issued and allotted shall be credited to the Revenue & Other Reserves of the Transferee Bank. Any excess of the paid-up value of the equity shares to be issued and allotted over the value of the net assets of the Transferor Bank determined pursuant to subclauses (a) to (f) hereinabove and after such further adjustments as may be deemed necessary by the Board of Directors of the Transferee Bank (including such adjustments as may be required by any regulatory or statutory authority or required to ensure the uniform application of accounting standards and policies adopted by the Transferee Bank) may be reduced from the Share Premium Account of the Transferee Bank.

Provided that with respect to sub-clauses (b), (c), (d), (e), (f), (g) and (h) of this Clause 16, the Transferee Bank may account for the assets and liabilities of the Transferor Bank upon the Scheme becoming effective in any other manner as may be approved by Reserve Bank of India.

17.
Upon and any time after the coming into effect of the Scheme, the Transferor Bank and the Transferee Bank may make or assent, from time to time, on behalf of all persons concerned to any modifications or amendments to the Scheme (other than in respect of Part IV of this Scheme, modifications or amendments to which if detrimental to the shareholders of the Transferor Bank and/or the Transferee Bank, as the case may be, shall be upon the assent of such shareholders) or to any conditions or limitations which Reserve Bank of India or any other relevant or concerned authority under law may direct or impose or which may otherwise be considered necessary, and may do so and execute all acts, deeds, documents, instruments, matters or things necessary for putting the Scheme into effect.

18.
Upon and anytime after the coming into effect of the Scheme, and for the purpose of giving effect to the Scheme as sanctioned by Reserve Bank of India, the Board of Directors of the Transferee Bank may take all such actions and give such authorizations as are necessary, expedient, incidental, ancillary or desirable including for settling or removing any question of doubt or difficulty that may arise with regard to the procedural aspects of implementation of the Scheme only, in so far as the same are not prejudicial to the shareholders of the Transferee Bank, who were before the Effective Date the Members of the Transferor Bank and such determination or directions, as the case may be, shall be binding on all persons connected herewith or otherwise interested in the Scheme in the same manner as if the same were specifically incorporated in the Scheme.

19.
The Board of Directors of the Transferee Bank may review the position relating to satisfaction of the following conditions and if necessary waive any of the following, to the extent permissible under law:

(a)	Approval, if required, of any trustee of any debentures or other similar securities, being obtained if such approval is necessary under the terms of issue thereof, and/or

(b)	Vacating or satisfaction of charges, mortgages or encumbrances, if any on the said assets.

20.
The Transferor Bank and the Transferee Bank shall, within 5 (five) days from the date of obtaining approval from the shareholders of both the Transferor Bank and the Transferee Bank, make applications under Section 44A and all other applicable provisions of the said Act and RBI Guidelines for sanctioning of the Scheme by Reserve Bank of India and obtain all approvals, sanctions or consents as may be required by law, and for dissolution of the Transferor Bank without being wound up under the provisions of the said Act.

21.	This Scheme is specifically conditional upon and subject to:

(a)
Consent to this Scheme by a majority in number representing two-thirds in value of the Members of the Transferor Bank and of the Transferee Bank in their respective Meetings, present in person or by proxy, at a Meeting called for the purpose;

(b)	Sanction of Reserve Bank of India of this Scheme by an order in writing passed in this behalf pursuant to Section 44A of the said Act and RBI Guidelines;

(c)
Sanction or approval, if any, under any law of the Government of India, or any other authority, agency, department or persons concerned, being obtained and granted in respect of the matters of which such sanction or approval is required; and

(d)	Obtaining the approval of the Reserve Bank of India as per Clause 21 (b) above on or before November 30, 2010. The Scheme shall no longer remain valid after November 30, 2010.

22.
Any Member of Transferor Bank or the Transferee Bank, as the case may be, who has voted against the Scheme at the Meeting of Transferor Bank or the Transferee Bank, as the case may be, or has given notice in writing at or prior to the Meeting of Transferor Bank or the Transferee Bank, as the case may be, or to the presiding officer of the Meeting of either Transferor Bank or the Transferee Bank, as the case may be, that he dissents from the Scheme, shall be entitled, in the event of the Scheme being sanctioned by Reserve Bank of India under Section 44A of the said Act, to claim from the Transferor Bank or the Transferee Bank, as the case may be, in respect of equity shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, their value as determined by Reserve Bank of India when sanctioning the Scheme, and such Member shall, in consideration thereof, compulsorily tender the said shares held by him in the Transferor Bank or the Transferee Bank, as the case may be, to the Transferor Bank or the Transferee Bank, respectively, for cancellation thereof and to that extent, without any further act, instrument or deed, the equity share capital of the Transferor Bank or the Transferee Bank, as the case may be, shall stand reduced or be deemed to have been reduced, by such number of the said shares as held and tendered by such Member, on the date immediately preceding the Effective Date. The determination by Reserve Bank of India as to the value of the equity shares to be paid to the dissenting Member shall be final for all purposes.

23.
Upon satisfaction of the said conditions, obtaining the said sanctions and approvals, and passing of the said order or orders referred to in Clause 21 hereinabove, the Transferor Bank or the Transferee Bank, as the case may be, shall, for all purposes including for giving effect to the Scheme, under all laws for the time being in force, be deemed to be in compliance thereof.

24.
Upon and anytime after the coming into effect of the Scheme and Part IV of this Scheme being given effect to, if any other provision of this Scheme is held to be invalid or unenforceable, then such other provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Scheme but without invalidating any of the remaining provisions of this Scheme including Part IV of this Scheme.

25.
Pursuant to receipt of an order in terms of sub-clause (b) of Clause 21 hereinabove and sub-section 6A of Section 44A of the said Act, Reserve Bank of India may, by a further order in writing, direct that on such date as may be specified therein, the Transferor Bank shall cease to function and shall stand dissolved on such date notwithstanding anything to the contrary contained in any other law.

26.
An order in terms of sub-clause (b) of Clause 21 hereinabove and sub-section 6C of Section 44A of the said Act shall be conclusive evidence that all requirements of Section 44A of the said Act, the RBI Guidelines, and any applicable provisions of the Companies Act or any other applicable law relating to amalgamation, provisions set forth in the Scheme and matters incidental or ancillary thereto have been complied with, and a copy of the said order certified in writing by an officer of Reserve Bank of India to be a true copy thereof, shall in all legal proceedings (whether in appeal or otherwise, and whether instituted before or after the commencement of Section 19 of the Banking Laws (Miscellaneous Provisions) Act, 1963), be admitted as evidence to the same extent as the original order and the original scheme.

27.	There will be no change in the name of the Transferee Bank by reason of coming into effect of this Scheme.

28.
All costs, charges and expenses, including any taxes and duties of the Transferor Bank and the Transferee Bank in relation to or in connection with this Scheme and incidental to the completion of the amalgamation of the Transferor Bank in pursuance of this Scheme (other than due diligence expenses of the Transferee Bank) shall be borne and paid by the Transferee Bank. In the event this Scheme does not come into effect, the Transferor Bank and the Transferee Bank shall bear their respective costs, charges and expenses in relation to the aforesaid matters.

29.	The obligations of the parties to the Scheme of Amalgamation shall be subject to applicable law.

ICICI Bank

ICICI Bank Limited

ATTENDANCE SLIP
EXTRAORDINARY GENERAL MEETING
Monday, June 21, 2010 at 1.30 p.m.

Folio No./Client ID : ______________________ No. of shares : ______________________

Name of Member (in block letters) : ______________________

Name of Proxy (in block letters): ______________________

I/We hereby record my/our presence at the Extraordinary General Meeting held at Professor Chandravadan Mehta Auditorium, General Education Centre, Opposite D. N. Hall Ground, The Maharaja Sayajirao University, Pratapgunj, Vadodara 390 002.

____
Member's/Proxy's Signature

Notes :
1. Members holding shares in physical form are requested to advise the change in their address, if any, to 3i Infotech Limited, International Infotech Park, Tower 5, 3rd Floor, Vashi Railway Station Complex, Vashi, Navi Mumbai 400 703, quoting their Folio Number(s). Members holding shares in electronic form may update such details with their respective Depository Participant(s).
2. Members are informed that no duplicate slips will be issued at the venue of the Meeting and they are requested to bring this slip for the Meeting.

ICICI Bank

ICICI Bank Limited

FORM OF PROXY

I/We ____

of ______________ being a Member/Members of ICICI Bank Limited hereby appoint ______________________ of ______________ or failing him/her ______________ of ______________ or failing him/her ______________________ of ______________ as my/our Proxy to attend and vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company, to be held on Monday, June 21, 2010 at 1.30 p.m. and at any adjournment thereof.

Dated this ______________ day of ______________, __________.

For Office Use Only	
Proxy No.	: ______________________
No. of shares	: ______________________
Folio/DP & Client ID No.	: ______________________

Affix
revenue
stamp

Notes :
1. The Proxy Form should be signed across the Revenue Stamp as per specimen signature(s) registered with the Company.
2. The Proxy Form must be deposited at the Registered/Corporate Office of the Company not less than 48 hours before the time fixed for holding the Meeting.
3. A Proxy need not be a Member.

BOOK - POST

If undelivered, please return to :

3i Infotech Limited,
Unit: ICICI Bank Limited
International Infotech Park,
Tower 5, 3rd Floor,
Vashi Railway Station Complex,
Vashi, Navi Mumbai 400 703